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                                                                    EXHIBIT 99.1



                             (WASTE MANAGEMENT LOGO)


                              FOR IMMEDIATE RELEASE


                                                        FOR FURTHER INFORMATION:
                                                          WASTE MANAGEMENT, INC.

                                                                       ANALYSTS:
                                                                     CHERIE RICE
                                                                   713.512.6548
                                                                          MEDIA:
                                                                   SARAH SIMPSON
                                                                    713.394.2154

                                                                       WMI#03-16


 WASTE MANAGEMENT ANNOUNCES SIGNIFICANT INCREASE IN DIVIDEND AND CHANGE TO A
                           QUARTERLY PAYMENT SCHEDULE

           PER SHARE DIVIDEND TO INCREASE FROM $0.01 TO $0.75 PER YEAR

    QUARTERLY DIVIDEND PAYMENT OF $0.1875 TO BEGIN IN THE FIRST QUARTER 2004



HOUSTON - AUGUST 5, 2003 - The Board of Directors of Waste Management, Inc. (NYSE: WMI) today announced the approval of a quarterly dividend program, to begin in the first quarter 2004.

"This company is first and foremost a big cash flow generator," said A. Maurice Myers, Chairman, President and Chief Executive Officer of Waste Management. "The Board of Directors and management of Waste Management consider the allocation of our cash flow, to the benefit of our shareholders, to be one of our most important duties. With the passage of the new tax law regarding dividends, we felt a change in the allocation of capital is now appropriate.

"Accordingly, beginning in 2004 we are putting in place a capital allocation program designed to pay our shareholders a dividend of $0.75 per share annually, to be paid on a quarterly basis. Based on current share count, this equates to nearly $450 million. At the current share price of approximately $24.00, such a dividend produces a 3.1% annual yield. Our substantial cash flow will also provide for a continuation of our stock buy back



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program, at a level to be determined annually and for the acquisition of selected core, North American solid waste assets that meet our return criteria," Myers said.

"This reallocation of the distribution of our free cash flow demonstrates our confidence in the strength and consistency of our cash flow and is a continuation of the Company's disciplined management of its capital with our shareholders' interests as our top priority, and balanced by our commitment to maintaining a strong balance sheet," added Myers.

The Company noted that it intends to announce the record and payment dates for the first quarterly dividend in late January, with the expectation that payment of the dividend will occur in March.

Waste Management, Inc. is its industry's leading provider of comprehensive waste management services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.

Certain statements contained in this press release include statements that are "forward-looking statements." Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2003 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company's expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates.

         o possible changes in our estimates of site remediation requirements, final closure and post-closure obligations, compliance and regulatory developments;

         o the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

         o the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

         o possible charges against earnings as a result of shut-down operations, uncompleted acquisitions, development or expansion projects or other events;

         o the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

         o the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

         o the effect that price fluctuations on commodity prices may have on our operating revenues;

         o   the outcome of litigation or threatened litigation;

         o the effect competition in our industry could have on our profitability;

         o possible diversions of management's attention and increases in operating expenses due to efforts by labor unions to organize our employees;


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         o   possible increases in operating expenses due to fuel price increases or fuel supply shortages;

         o the effects of general economic conditions, including the ability of insurers to fully or timely meet their contractual commitments and of surety companies to continue to issue surety bonds;

         o the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

         o possible errors or problems upon implementation of new information technology systems; and

         o possible disruptions due to the implementation of our workforce reductions.

Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

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